Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson/Marian Briggs
Chief Operating Officer & Chief	(612) 455-1700
Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES RENEWS MARKETING AND DISTRIBUTION AGREEMENT

WITH TOSHIBA MEDICAL SYSTEMS CORPORATION

New Contract Extends Through 2008

Minneapolis, April 2, 2007—Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis software, and Toshiba Medical Systems Corporation (Toshiba), headquartered in Tochigi, Japan, have agreed to renew their U.S. and international marketing and distribution agreement for two years, through December 31, 2008.  As under the previous agreement, Toshiba will offer Vital Images’ Vitrea® software through its subsidiaries and distributors in more than 50 nations in North and South America, Europe, the Middle East, Africa, Australia, and Asia, except Japan.  Since 2000, Toshiba has been providing Vitrea software as the advanced visualization and analysis software of choice to customers purchasing Toshiba’s Aquilion™ and other CT scanners.

“Toshiba has been a great partner for Vital Images,” said Jay D. Miller, president and CEO of Vital Images.  “This seven-year relationship recently resulted in our jointly developed SUREPlaque™, which is designed to aid in the evaluation, characterization and quantification of plaque inside the coronary arteries. In 2006, our Toshiba collaboration contributed significantly to Vital Images’ U.S. and international revenue growth.  We look forward to more shared milestones in the future.”

About Toshiba Medical Systems Corporation

Toshiba Medical Systems Corporation is one of the world’s leading diagnostic imaging manufacturers.  The expanding Toshiba Medical Systems Group operates in more than 80 countries with the goal of establishing a strong global business while lending strong support to the advancement of medicine worldwide.  The company’s vision is to provide solutions to the medical profession that help save patients’ lives while offering reliable products with a long service life.  Press releases, examples of their medical solutions and other corporate information are available on Toshiba Corporation’s Web site at www.toshiba.com.

About Vitrea® Software

Vitrea® software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography) and MR (magnetic resonance) image data.  Vitrea uses an intuitive clinical workflow and automation to improve speed to clinical decisions and workflow simplicity over other

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visualization techniques.  With these productivity-enhancing tools, physicians can easily navigate within these images to better understand disease conditions.  Vitrea addresses specialists’ needs through various clinical applications for cardiac, colon, neurology, and general vascular analysis.

About Vital Images, Inc.

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists, time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Vital Images also has offices in Den Haag, The Netherlands and Beijing, China. For more information, visit www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the successful inter-operability of health care technology from multiple vendors, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, third-party reimbursement, and other risks detailed from time to time in Vital Images’ SEC reports, including Vital Images’ annual report on Form 10-K for the year ended December 31, 2006.

Vitrea® is a registered trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

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